EXHIBIT 99.1

Cosmos Health Bolsters Presence in $400Bn+ Global Generic Drugs Market with $3.5M Acquisition of 10-Drug Portfolio

CHICAGO, IL / ACCESSWIRE / January 18, 2024 / Cosmos Health Inc. (“Cosmos Health” or the “Company’’) (NASDAQ:COSM), a diversified, vertically integrated global healthcare group engaged in innovative R&D, owner of proprietary pharmaceutical and nutraceutical brands, manufacturer and distributor of healthcare products, and operator of a telehealth platform, announced today that it has successfully completed the acquisition of the licenses and rights of a comprehensive portfolio of 10 generic drugs from a related party for €3.2 million, or approximately $3.5 million at today’s exchange rate.

This strategic acquisition significantly enhances Cosmos Health’s pharmaceutical portfolio. The selected drugs have been chosen for their efficacy in addressing a variety of health issues, including treatments for diabetes, cholesterol, respiratory, and cardiac conditions, among other critical health areas. This diverse selection underlines Cosmos Health’s unwavering commitment to providing diverse medical needs through comprehensive, patient-centric healthcare solutions, catering to the specific needs of patients across multiple medical domains. All medicines will be manufactured at the facilities of the Company’s wholly-owned subsidiary, Cana Laboratories.

The portfolio of drugs includes 1) ASTO-CHOL and its variant ASTO-CHOL 2 (Pravastatin), 2) Diorium (Omeprazole), 3) HEART-FREE (Clopidogrel), 4) the LIPICHOL series with LIPICHOL and LIPICHOL 2 (Atorvastatin), 5) Miltus and Miltus 2 (Donepezil), 6) Newzypra and Newzypra 2 (Olanzapine), 7) the PNEUMO-KAST series with PNEUMO-KAST, PNEUMO-KAST 2, and PNEUMO-KAST 3 (Montelukast), 8) Sahar and Sahar 2 (Pioglitazone), and 9) VIVALCID and VIVALCID 2 (Leucovorin). Also included in the portfolio are Diabit-is and Diabit-is 2 (Sitagliptin), in accordance with the definitive agreement announced on December 20, 2023.

A Table is provided below that lists all drugs included in the acquired portfolio along with their respective purposes.

According to Vantage Market Research, the Global Generic Drugs Market was valued at $411.99 billion in 2022 and is projected to reach $613.34 billion by 2030, representing a Compound Annual Growth Rate (CAGR) of 5.10% throughout the forecast period.

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Greg Siokas, Chief Executive Officer of Cosmos Health, stated: “We are thrilled to announce the acquisition of a truly comprehensive portfolio of generic drugs. This strategic move represents another pivotal step in expanding into new global markets and diversifying our cash flows by broadening our portfolio of medicines to cover a wide spectrum of health disorders. The transition into a full-fledged pharmaceutical company is a key priority for Cosmos. With the acquisition of Cana, we have achieved in-house manufacturing capabilities, solidifying our status as a vertically integrated entity. This positions us as an innovative pharmaceutical company with comprehensive capabilities, encompassing everything from drug development and production to marketing and sales. With this acquisition, Cosmos expects to capture a substantial share of the vast, multi-billion-dollar global generic drug pharmaceutical industry.”

Drug	Purpose	Active Ingredient
ASTO-CHOL / ASTO-CHOL 2	Cholesterol	Pravastatin
Diorium	Stomach problems	Omeprazole
HEART-FREE	Heart-related issues	Clopidogrel
LIPICHOL / LIPICHOL 2	Cholesterol, Heart-related problems	Atorvastatin
Miltus / Miltus 2	Alzheimer’s disease	Donepezil
Newzypra / Newzypra 2	Mood disorders, Psychosis	Olanzapine
PNEUMO-KAST / PNEUMO-KAST 2 / PNEUMO-KAST 3	Asthma	Montelukast
Sahar / Sahar 2	Blood sugar	Pioglitazone
VIVALCID / VIVALCID 2	Cancer drug effects	Leucovorin
Diabit-is / Diabit-is 2	Type 2 diabetes	Sitagliptin

About Cosmos Health Inc.

Cosmos Health Inc. (Nasdaq:COSM), incorporated in 2009 in Chicago, Illinois, is a diversified, vertically integrated global healthcare group. The Company owns a portfolio of proprietary pharmaceutical and nutraceutical brands, including Sky Premium Life®, Mediterranation®, bio-bebe® and C-Sept®. Through its subsidiary Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency, it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union. Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including branded generics and OTC medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK. Furthermore, the Company has established R&D partnerships targeting major health disorders such as obesity, diabetes, and cancer, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc., based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia, and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK. More information is available at www.cosmoshealthinc.com,  www.skypremiumlife.com, www.cana.gr, and www.zipdoctor.co, as well as LinkedIn and X.

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Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could”, are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

Paul Lampoutis

Capital Link, Inc.

230 Park Avenue, Suite 1540

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: Cosmoshealth@capitallink.com

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